February 4, 2010

Northern Lights Fund Trust 450 Wireless Blvd. Hauppauge, NY 11788

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 125 to the Registration Statement, File Nos. 333-122917 and 811-21720 (the “Registration Statement”), of Northern Lights Fund Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 125 is effective for purposes of applicable federal and state securities laws, the shares of the Adaptive Allocation Fund, AlphaStream Special Equity Fund, Arrow Alternative Solutions Fund, Arrow DWA Balanced Fund, Arrow DWA Systematic RS Fund, Arrow DWA Tactical Fund, Astor Long/Short ETF Fund, Autopilot Managed Growth Fund, BTS Bond Asset Allocation Fund, Biondo Focus Fund, Biondo Growth Fund, Bull Path Long Short Fund, Bull Path Mid Cap Fund, CMG Absolute Return Strategies Fund, Caritas All-Cap Growth Fund, Changing Parameters Fund, Chariot Absolute Return Currency Fund, The Collar Fund, The Currency Fund, EAS Genesis Fund, EM Capital India Gateway Fund, GMG Defensive Beta Fund, Generations Multi-Strategy Fund, Gratio Values Fund, Incline Capital Long/Short Fund, Investment Partners Opportunities Fund, The Jacobs & Company Mutual Fund, KCM Macro Trends Fund, Lacerte Guardian Fund, Leader Short-Term Bond Fund, MutualHedge Frontier Legends Fund, MutualHedge Equity Long-Short Legends Fund, MutualHedge Event Driven Legends Fund, Oxford Global Total Return Fund, Pacific Financial Core Equity Fund, Pacific Financial Explorer Fund, Pacific Financial International Fund, Pacific Financial Strategic Conservative Fund, Pacific Financial Tactical Fund, Palantir Fund, Pathmaster Domestic Equity Fund, Rady Contrarian Long/Short Fund, Rady Opportunistic Value Fund, Sierra Core Retirement Fund, SouthernSun Mid Cap Fund, SouthernSun Small Cap Fund, Strategic Investing Long/Short Fund, Toews Hedged Emerging Markets Fund, Toews Hedged High Yield Bond Fund, Toews Hedged International Developed Markets Fund, Toews Hedged Large-Cap Fund, Toews Hedged Small & Mid Cap Fund, Wade Core Destination Fund, Wayne Hummer Small Cap Core Fund, Wayne Hummer Large Cap Core Fund, Wayne Hummer Real Estate 130/30 Fund, and Winans Equity Long/Short Fund (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 125 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/MVW